As filed with the Securities and Exchange Commission on August 13, 1996.

                                                Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                       --------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       --------------------------------

                             IROQUOIS BANCORP, INC.
             (Exact name of registrant as specified in its charter)

              New York                              16-1351101
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                 Identification No.)


                   115 Genesee Street, Auburn, New York 13021
         (Address, including zip code, of principal executive offices)

                             1996 Stock Option Plan
                            (Full title of the plan)

                       --------------------------------

                            James H. Paul, Secretary
                             Iroquois Bancorp, Inc.
                  115 Genesee Street, Auburn, New York  13021
                                 (315) 252-9521
         (Telephone number, including area code, of agent for service)
                       --------------------------------



                            CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
                                                          Proposed
                                        Proposed          maximum
Title of securities to    Amount to be  maximum offering  aggregate offering     Amount of
be registered             registered    price per unit*   price*                 registration fee

Common Stock              230,000
$1.00 par value           shares        $15               $3,450,000             $1,190.
- --------------------------------------------------------------------------------------------------

          * Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(g) and based upon the quoted prices for the Registrant's common stock in The Nasdaq Stock Market National Market listing on August 9, 1996.


In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

                                    Part II
                    INFORMATION REQUIRED IN THE REGISTRATION
                                   STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 that contains audited financial statements for the Registrant's fiscal year ended December 31, 1995.

     (b) All other reports filed by the Registrant pursuant to Section 13 of the Securities Exchange Act of 1934 since December 31, 1995.

     (c) The description of the Registrant's common stock and its floating rate cumulative preferred stock contained in its registration statement filed by the Registrant pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or any report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Section 13 and 14 of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates all securities offered pursuant to this S-8 Registration Statement have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Upon request, the Registrant will provide without charge to each participant in the Plan, upon oral or written request, any documents required to be delivered pursuant to Rule 428 under the Securities Act of 1933, as amended, and any and all of the information incorporated by reference into this Registration Statement. Requests should be directed to James H. Paul, Secretary, Iroquois Bancorp, Inc., 115 Genesee Street, Auburn, New York 13021, telephone: (315) 252-9521.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the New York Business Corporation Law, Iroquois may extend indemnification to directors and officers beyond that provided by law to include any indemnification pursuant to agreements, resolutions of the board of directors, resolutions of the shareholders, bylaws, or provisions of the Certificate of Incorporation provided the Bylaws or Certificate of Incorporation of

Iroquois expressly permits such broad indemnification. The Bylaws of Iroquois do contain appropriate provisions to enable Iroquois to indemnify its directors and officers to the broadest extent possible. The Bylaws of Iroquois require the Corporation to indemnify its directors and officers to the fullest extent authorized by law and further to the extent permitted by applicable law, pursuant to a resolution of the shareholders or directors, an agreement for indemnification, any bylaw, any other law or otherwise. In addition to indemnification, any such indemnified person shall be entitled to the payment for expenses incurred in defending any legal action or proceeding in advance of a final decision on the merits. The statutory provisions applicable to indemnification, however, prohibit any such indemnification, by law or otherwise, to a director or officer if a final adjudication establishes that the acts of the director or officer were committed in bad faith, were a result of active and deliberate dishonesty and were material, or that the director or officer derived a personal gain to which the person was not entitled.

     The statutory authority regarding indemnification applicable to directors and officers contains no reference to indemnification of employees, which is left to the discretion of the corporation, and the Bylaws of Iroquois authorize indemnification of employees and other personnel to the fullest extent permitted by law. The Bylaws do not, however, require such indemnification.

     The Bylaws of Iroquois further authorize the directors to purchase, in the board's discretion, liability insurance for the indemnification of directors, officers or employees. Accordingly, as authorized by the New York State Business Corporation Law and the Bylaws, Iroquois has obtained insurance from Progressive Casualty Company of Lyndhurst, Ohio, insuring Iroquois and its subsidiaries against any obligation that occurs as a result of its indemnification of directors, officers, or other employees, and insuring such persons for liabilities for which they may not be indemnified by Iroquois.

     Insofar as indemnification of or liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Iroquois, Iroquois has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     The following are filed herewith as exhibits to this Registration
Statement:

     5      Opinion and consent of Harris Beach & Wilcox, LLP.

     23.1   Consent of KPMG Peat Marwick LLP, independent auditors.

     23.2 Consent of Harris Beach & Wilcox, LLP, included in their opinion filed as Exhibit 5.

     24     Power of Attorney (included at pages II-5 and II-6).

     99     Iroquois Bancorp, Inc. 1996 Stock Option Plan.

ITEM 9.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Auburn, State of New York, on July 25, 1996.

                                     IROQUOIS BANCORP, INC.

                                     By:    /s/ Richard D. Calahan
                                        _______________________________________
                                         Richard D. Callahan
                                         President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Marianne R. O'Connor his true and lawful attorney-in-fact and agent with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Name                          Title                          Date
- ----                          -----                          ----

  /s/ Joseph P. Ganey         Chairman of the Board          July 25, 1996
- ----------------------------
Joseph P. Ganey

  /s/ Marianne R. O'Connor    Treasurer and Chief Financial  July 25, 1996
- ----------------------------
Marianne R. O'Connor          Officer

  /s/ Brian D. Baird          Director                       July 25, 1996
- ----------------------------
Brian D. Baird

___________________________   Director                       July 25, 1996
John Bisgrove, Jr.

  /s/ Peter J. Emerson        Director                       July 25, 1996
- ----------------------------
Peter J. Emerson

__________________________    Director                       July 25, 1996
William J. Humes

  /s/ Arthur A. Karpinski     Director                       July 25, 1996
- ---------------------------
Arthur A. Karpinski

  /s/ Henry D. Morehouse      Director                       July 25, 1996
- ---------------------------
Henry D. Morehouse

  /s/ Edward D. Peterson      Director                       July 25, 1996
- ---------------------------
Edward D. Peterson

__________________________    Director                       July 25, 1996
Lewis E. Springer, II

                                 EXHIBIT INDEX



   5     Opinion and consent of Harris Beach & Wilcox, LLP.

  23.1   Consent of KPMG Peat Marwick LLP, independent auditors.

  23.2 Consent of Harris Beach & Wilcox, LLP, included in their opinion filed as Exhibit 5.

  24     Power of Attorney (included at pages II-5 and II-6).

  99     Iroquois Bancorp, Inc. 1996 Stock Option Plan.